SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

☒    Filed by the Registrant

☐    Filed by a Party other than the Registrant

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Under Rule 14a-11(c) or Rule 14a-12

AMERICAN LAND LEASE, INC.

(Name of Registrant as Sepcified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

AMERICAN LAND LEASE, INC.

29399 US 19 Hwy North, Suite 320

Clearwater, Florida 33761

(727) 726-8868

April 14, 2003

To Our Stockholders:

You are cordially invited to the 2003 Annual Meeting of Stockholders of American Land Lease, Inc., a Delaware corporation, to be held at Stanford Place 3, 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado on Wednesday, May 28, 2003, at 9:00 a.m., local time.

The formal notice of the annual meeting and a proxy statement describing the matters to be acted upon at the annual meeting are contained in the following pages.

Enclosed is a proxy that enables you to vote your shares on the matters to be considered at the annual meeting even if you are unable to attend the annual meeting. Please mark the proxy to indicate your vote, date and sign the proxy and return it in the enclosed postage-paid envelope as soon as possible for receipt prior to the annual meeting. Stockholders also are entitled to vote on any other matter that properly comes before the annual meeting.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE BE SURE YOU ARE REPRESENTED AT THE ANNUAL MEETING BY ATTENDING IN PERSON OR BY RETURNING YOUR PROXY AS SOON AS POSSIBLE. EVEN IF YOU PLAN TO ATTEND IN PERSON, PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD.

Sincerely,

Terry Considine

Chairman of the Board and

Chief Executive Officer

AMERICAN LAND LEASE, INC.

29399 US 19 Hwy North, Suite 320

Clearwater, Florida 33761

(727) 726-8868

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

The 2003 Annual Meeting of Stockholders of American Land Lease, Inc., a Delaware corporation (the “Company”), will be held at Stanford Place 3, 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado on Wednesday, May 28, 2003, at 9:00 a.m., local time to consider and act upon the following matters:

1.    the election of Todd W. Sheets as a Class I Director, to serve until the 2006 annual meeting of stockholders and until his respective successor is elected and qualified; and

2.    such other business as properly may come before the annual meeting and any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 7, 2003, the record date for the annual meeting, will be entitled to notice of and to vote at the annual meeting.

The Board of Directors of the Company desires to have maximum representation at the annual meeting and requests that you mark, date, sign and timely return the enclosed proxy to the exchange agent, Wells Fargo Shareowner Services, at the address listed on the enclosed proxy in the postage-paid envelope provided whether or not you expect to attend the annual meeting in person.

BY ORDER OF THE BOARD OF DIRECTORS,

Shannon E. Smith

Secretary and Chief Financial Officer

April 14, 2003

AMERICAN LAND LEASE, INC.

29399 US 19 Hwy North, Suite 320

Clearwater, Florida 33761

(727) 726-8868

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 28, 2003

To Our Stockholders:

This proxy statement is furnished to the holders of the common stock of American Land Lease, Inc., a Delaware corporation (the “Company”), in connection with the solicitation by the Board of Directors of the Company of proxies for use at the 2003 Annual Meeting of Stockholders of the Company, to be held at Stanford Place 3, 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado on Wednesday, May 28, 2003 at 9:00 a.m., local time, and at any adjournments or postponements thereof. The annual meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The proxy materials, including this proxy statement, the accompanying proxy card and the Notice of Annual Meeting, are first being mailed to stockholders beginning on or about April 14, 2003. At the annual meeting, the holders of the Company’s common stock will be asked to consider and vote upon the following proposal: the election of Todd W. Sheets as a Class I Director, to serve until the 2006 annual meeting of stockholders and until his respective successor is elected and qualified.

GENERAL INFORMATION

In this proxy statement, the words “the Company,” “we,” “our” and “us” refer to American Land Lease, Inc., a Delaware corporation and, as the context requires, its subsidiary entities.

Solicitation

The enclosed proxy is being solicited by the Company. In addition to solicitations by mail, solicitations may be made by personal interview, telephone and telegram by our directors and officers. No additional compensation will be paid to our directors and officers for the solicitation of proxies. All costs of the solicitation will be paid solely by the Company. We will reimburse banks, brokers and others holding shares in their names or the names of nominees or otherwise for reasonable out-of-pocket expenses incurred in sending proxies and proxy materials to the beneficial owners of such shares.

Voting Rights and Votes Required

Holders of record of shares of the Company’s common stock at the close of business on April 7, 2003, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting. On the record date, approximately 6,985,000 shares of the Company’s common stock were outstanding. The presence, in person or by proxy, of holders of a majority of the shares of the Company’s common stock entitled to vote at the annual meeting constitutes a quorum for the transaction of business at the annual meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the annual meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Each share of the Company’s common stock outstanding on the record date is entitled to one vote on each matter presented at the annual meeting. The affirmative vote of a plurality of all of the votes cast at the annual meeting for the election of directors (assuming a quorum is present) is necessary for the election of a director. For purposes of the election of directors, abstentions or “broker non-votes” will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

Voting of Proxies

Shares of the Company’s common stock represented by all properly executed proxies received prior to the vote at the annual meeting will be voted as specified in the proxy. Unless contrary instructions are indicated on the proxy, the shares of the Company’s common stock represented by such proxy will be voted “FOR” the election of Mr. Sheets as director of the Company. We currently know of no other business to be brought before the annual meeting other than as described herein. If any other matters are presented properly to the stockholders for action at the annual meeting and any adjournments or postponements thereof, the proxy holders named in the enclosed proxy intend to vote in their discretion on all matters on which the shares of the Company’s common stock represented by such proxy are entitled to vote.

Revocability of Proxy

You can change your vote at any time before the vote is taken at the annual meeting. You can do this in one of three ways. First, you can send a written notice dated later than your proxy card stating that you would like to revoke your current proxy. Second, you can complete and submit a new proxy card dated later than your original proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to the secretary of the Company. The secretary of the Company must receive the notice or new proxy card before the vote is taken at the annual meeting. Third, you can attend the annual meeting and vote in person. Simply attending the stockholder meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker as to how to change your vote.

Annual Report

Our 2002 Annual Report to Stockholders, including a copy of our 2002 Annual Report on Form 10-K (the “Annual Report”), was mailed to stockholders in April 2003. The Annual Report contains financial and other information about the activities of the Company, including consolidated financial statements for the year ended December 31, 2002. Neither the Company’s 2002  Form 10-K nor the Annual Report is incorporated into this Proxy Statement or is to be considered part of the proxy materials.

Upon written request addressed to the secretary of the Company, copies of the Annual Report will be furnished, without exhibits, without charge to any person whose proxy is being solicited in connection with this Proxy Statement. Requests and inquiries should be addressed to American Land Lease, Inc., Attn: Investor Relations, 29399 US Hwy 19 North, Suite 320, Clearwater, Florida 33761.

PROPOSAL 1: ELECTION OF DIRECTORS

Our current charter and bylaws provide for three classes of directors with staggered terms of office. Nominees for each class serve for terms of three years and until the election and qualification of their successors or until their earlier resignation, death, disqualification or removal from office. Vacancies on the Board of Directors may be filled by a majority of the Board of Directors; provided, however, that if a majority of the Board of Directors shall be Independent Directors, the Independent Directors must nominate the replacements for vacancies among the Independent Directors. Each director elected by the Board of Directors to fill a vacancy shall hold office until the next annual meeting of the stockholders, at which time the stockholders shall elect a director to serve the remaining term of the class into which such director is elected.

The Board of Directors currently consists of five members, including one Class I Director, whose term expires at the annual meeting of stockholders in 2003, two Class II Directors whose terms expire at the annual meeting of stockholders in 2004 and two Class III Directors whose terms expire at the annual meeting of stockholders in 2005.

The Company’s Bylaws require the number of “Independent Directors” to be not less than four if the number of directors is eight or greater; not less than three if the number of directors is six or seven; and not less than two if the number of directors is less than six. An Independent Director is defined in the Company’s Bylaws as a person “who is not affiliated, directly or indirectly, with the person or entity responsible for directing or performing the day-to-day business affairs of the corporation (the advisor), including a person or entity to which the advisor subcontracts substantially all of such functions, whether by ownership of, ownership interest in, employment by, any material business or professional relationship with, or by serving as an officer or director of, the advisor or an affiliated business entity of the advisor.” Our Independent Directors are Todd W. Sheets, Bruce D. Benson, and Thomas L. Rhodes.

At the annual meeting, a Class I Director will be elected to a term expiring at the 2006 annual meeting of stockholders. Unless otherwise specified, the enclosed proxy will be voted “FOR” the election of the Board of Directors’ nominee, Todd W. Sheets, as a Class I Director of the Company. Neither management nor the Board of Directors of the Company knows of any reason why Mr. Sheets would be unavailable to serve as a director. Discretionary authority may be exercised by the proxy holders named in the enclosed proxy to vote for a nominee proposed by the Board of Directors if Mr. Sheets becomes unavailable for election.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF

MR. SHEETS AS A DIRECTOR OF THE COMPANY.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Certain information with respect to our nominees for election as director, our continuing directors and our executive officers, as of March 17, 2003, appears below and was furnished in part by each such person.

Each of our executive officers serves for a term of one year and until his or her successor is elected and qualified or until his or her earlier resignation or removal by the Board of Directors. There are no family relationships among any of our directors and executive officers.

Name	Age	First Elected	Position(s) Held with the Company
Terry Considine	55	September 1996	Chairman of the Board of Directors (Class II) and Chief Executive Officer
Thomas L. Rhodes	63	September 1996	Vice Chairman of the Board of Directors and Independent Director (Class III) and Chairman of the Nominating Committee, Member of the Audit Committee and the Compensation Committee
Bruce E. Moore	60	February 1998	Director (Class III)
Bruce D. Benson	64	October 1996	Independent Director (Class II), Chairman of the Compensation Committee and Member of the Audit Committee and Nominating Committee
Todd W. Sheets	44	November 2000	Independent Director (Class I), Chairman of the Audit Committee and Member of Compensation Committee and Nominating Committee
Robert G. Blatz	41	February 1999	President and Chief Operating Officer
Shannon E. Smith	37	October 2000	Chief Financial Officer, Treasurer and Secretary

Terry Considine has been Chairman of the Board of Directors and Chief Executive Officer of the Company since April 1998. From September 1996 to April 1998, Mr. Considine served as Co-Chairman of the Board of Directors and Co-Chief Executive Officer of the Company. Mr. Considine also served as Chairman of the Board of Directors and Chief Executive Officer of Commercial Assets, Inc. until its merger with the Company on August 11, 2000. He is the sole owner of Considine Investment Co. and has since July 1994 been the Chairman of the Board of Directors and Chief Executive Officer of Apartment Investment and Management Company (“AIMCO”), a publicly traded real estate investment trust.

Thomas L. Rhodes has been our Vice Chairman of the Board of Directors of the Company since April 1998, is Chairman of the Nominating Committee, and serves as a Member of the Audit Committee and the Compensation Committee. From September 1996 to April 1998, Mr. Rhodes served as Co-Chairman of the Board of Directors and Co-Chief Executive Officer of the Company. Mr. Rhodes also served as Vice Chairman of the Board of Commercial Assets, Inc. (“CAX”) until its merger with the Company on August 11, 2000. Mr. Rhodes has served as President and Director of National Review magazine since November 30, 1992, where he has also served as Director since 1988. From 1976 to 1992, he held various positions at Goldman, Sachs & Co. and was elected a General Partner in 1986 and served as a General Partner from 1987 until November 27, 1992. Mr. Rhodes serves as a Director of Apartment Investment & Management Company (“AIMCO”). He is Chairman of the Board of Directors of The Lynde and Harry Bradley Foundation and serves as a Director of Delphi Financial Group, Inc. and its subsidiaries.

Bruce E. Moore has been a Director of the Company since July 2001, and is a member of the Compensation Committee and the Nominating Committee. Mr. Moore was appointed President and Chief Operating Officer in February 1998. Mr. Moore resigned from his position as Chief Operating Officer, Secretary and Treasurer of the Company in November 2000; the latter two positions he had held since October 2000. Mr. Moore resigned from his position of President in July 2001. He also served as President and Chief Operating Officer of Commercial Assets until its merger with the Company on August 11, 2000. Mr. Moore is the founder and is the Chief Executive Officer of Brandywine Financial Services Corporation and its affiliates, or “Brandywine,” a private real estate firm specializing in various aspects of the real estate industry, including asset management, consulting, development, property management, brokerage and capital formation.

Bruce D. Benson has served as a Director of the Company since October 1996 and serves as Chairman of the Compensation Committee and as a member of the Audit Committee and the Nominating Committee. For the past 36 years, he has been the owner and President of Benson Mineral Group, a domestic oil and gas production company, and, for the past four years, has served as Chairman, Chief Executive Officer and President of United States Exploration, Inc., an oil and gas exploration company listed on the American Stock Exchange.

Todd W. Sheets has served as a Director since November 2000 and is the Chairman of the Audit Committee and a member of the Compensation Committee and the Nominating Committee. Mr. Sheets is currently a private investor. Previously, he was a Managing Director of Pinehill Capital Partners, Inc. and Raymond James and Associates, Inc., where he was responsible for initiating and overseeing the firm’s practice in the areas of publicly traded real estate companies, its recovering markets real estate private equity program, and was a member of its Investment Policy Committee.

Robert G. Blatz was appointed President in July 2001. He was appointed Chief Operating Officer and Secretary in November 2000. He resigned as Secretary in July 2001. He functioned as the Company’s Executive Vice President from February 1999 to November 2000 (having been appointed to that position in September 1999). From June 1998 until joining the Company, he served as a Senior Associate for Coopers & Lybrand (predecessor to PricewaterhouseCoopers) as a consultant for management and financial systems. From May 1993 to June 1998, he was with the Heritage Foundation, a public policy organization, most recently as its Vice President and Chief Financial Officer.

Shannon E. Smith was appointed Chief Financial Officer in February 2001. Mr. Smith joined the Company in October 2000 as Chief Accounting Officer and Treasurer. From March 1997 to October 2000, Mr. Smith served as Vice President and Chief Financial Officer of Jemison-Demsey Holding Company, and other entities controlled by Jemison Investment Company, based in Alabama. Jemison-Demsey Holding Company manages interests in the flat-rolled steel service center business and metal building component manufacturing business. He is a Certified Public Accountant.

There are no arrangements or understandings pursuant to which any of our directors or executive officers were selected as directors or officers. Except as described above, none of our directors or executive officers have been involved in any legal proceedings during the past five years that are material to an evaluation of the ability or integrity of such persons.

Meetings of the Board of Directors and its Committees

The Board of Directors held four regular meetings in 2002. During 2002, no director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and all committees thereof on which he served.

The Audit Committee of the Board of Directors held eight meetings in 2002. The Audit Committee currently consists of the three Independent Directors: Messrs. Sheets (Chairman), Benson, and Rhodes. The Audit Committee has adopted a written charter that has previously been filed. The Audit Committee makes recommendations to the Board of Directors concerning the engagement of independent auditors, reviews with the independent auditors the plans and results of the audit engagement, reviews the independence of the independent auditors and considers the range of audit and non-audit fees. Each member of the Audit Committee is independent, as that term is defined by Sections 303.01(B)(2)(a) and (3) of the listing standards of the New York Stock Exchange relating to audit committees.

The Compensation Committee of the Board of Directors held one meeting in 2002. Messrs. Benson (Chairman), Sheets, Moore and Rhodes are the current members of this committee. The Compensation Committee determines compensation for the chief executive officer of the Company and reviews compensation policy for other executive officers.

The Nominating and Corporate Governance Committee of the Board of Directors held one meeting in 2002. Messrs. Rhodes (Chairman), Sheets, Moore and Benson are the current members of this committee. The Nominating and Corporate Governance Committee recommends individuals for election to the board of directors for vote by the shareholders at its annual meeting.

Compliance With Section 16(a) of the Exchange Act

Our executive officers and directors, and persons who own more than ten percent of our common stock, are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of our securities with the Securities and Exchange Commission and the New York Stock Exchange, Inc. Copies of those reports also must be furnished to us. Based solely upon a review of the copies of reports furnished to us, we believe that for the year ended December 31, 2002, all filing requirements were timely met by our executive officers, directors and beneficial owners of more than ten percent of our stock.

Executive Compensation

In 2002, Mr. Considine did not receive any cash compensation in his capacity as Chief Executive Officer. Mr. Blatz received total cash compensation in 2002 of $250,000 as President and Chief Operating Officer. Mr. Smith received total cash compensation of $200,000 as Chief Financial Officer, Treasurer and Secretary.

None of Messrs. Considine, Blatz, or Smith, each of whom is a stockholder of the Company, was at any time on or prior to December 31, 2002 granted options to acquire shares of our common stock other than in their capacities as executive officers.

The following tables sets forth, in summary form, the compensation paid by the Company to each individual who served as its Chief Executive Officer, President, and three executive officers of the Company during 2002 whose salary exceeded $100,000 (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long Term
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Restricted Stock Award ($)		Securities Underlying Stock Options (#)		All Other Compensation ($)
Terry Considine Chairman of the Board of Directors and Chief Executive Officer	2002 2001 2000	— — —	— — —	— — —		190,000 — —	(1)	12,346 150,000 100,000	(1)	— — —
Robert G. Blatz President and Chief Operating Officer	2002 2001 2000	175,000 150,000 130,000	75,000 20,000 35,000	1,000 — —		205,000 130,000 200,000	(2) (3) (4)	12,346 — —	(2)	— — —
Shannon E. Smith Chief Financial Officer, Treasurer and Secretary	2002 2001 2000	150,000 130,000 28,000	50,000 15,000 —	— 13,000 —	(5)	140,000 50,000 100,000	(2) (3) (4)	12,346 80,000 —	(2)	— — —
Joseph W. Gaynor Vice President— Development and General Counsel	2002 2001 2000	78,000 150,000 150,000	— 15,000 —	— — —		— 60,000 —		— — 80,000		50,000 — —	(6)

(1)	Mr. Considine’s compensation in 2002 was awarded on February 5, 2003 and was comprised of 13,204 shares of restricted stock with a value of $190,000 and 12,346 options to acquire Company stock at a price of $14.39 with a value of $10,000. The restricted stock and stock options vest equally in four installments beginning on the first anniversary of the date of grant. At December 31, 2002, the restricted stock award would have had a value of $186,000 based upon the market price, $14.09, for the Common Stock on the last day of the fiscal year. Holders of restricted stock awards are entitled to receive the dividends thereto commencing on the date of grant.
(2)	As a part of 2002 compensation, on February 5, 2003, Messrs. Blatz and Smith were granted restricted stock awards of 14,246 shares and 9,729 shares, respectively, which shares will vest in four equal annual installments beginning on the first anniversary of the date of grant. The value of these awards at the date of grant based upon the closing market price, $14.39, was $205,000 and $140,000, respectively. At December 31, 2002, these awards would have had a value of $200,000 and $137,000, respectively, based on the market price, $14.09, for the Common Stock on the last day of the fiscal year. Holders of restricted stock awards are entitled to receive the dividends thereto commencing on the date of grant. In addition and as a part of 2002 compensation, on February 5, 2003, Messrs. Blatz and Smith were each granted 12,346 options to acquire Company stock at a price of $14.39 with a value of $10,000. The options vest in four equal annual installments beginning on the first anniversary of the date of grant.
(3)	As a part of 2001 compensation, on February 4, 2002, Messrs. Blatz and Smith were granted restricted stock awards of 9,630 shares and 3,704 shares, respectively, which shares vest in equal in three equal annual installments beginning on the second anniversary of the date of grant. The value of these awards at the date of grant based upon the closing market price, $13.50, was $130,000 and $50,000, respectively. As of December 31, 2002, with respect to Mr. Blatz’s 9,630 shares, 9,630 shares remain subject to restrictions that lapse on the second (33%), third (33%) and fourth (33%) anniversaries of the award. At December 31, 2002, with respect to Mr. Smith’s 3,704 shares, 3,704 shares remain subject to restrictions that lapse on the second (33%), third (33%) and fourth (33%) anniversaries of the award. The value of the 2001 restricted stock awards subject to vesting conditions at December 31, 2002 was $136,000 and $52,000 for Messrs. Blatz and Smith, respectively, based upon the market price, $14.09, for the Common Stock at the last day of the fiscal year. Holders of restricted stock awards are entitled to receive the dividends thereto commencing on the date of grant.
(4)

The restricted stock awards in 2000 to Messrs. Blatz and Smith were 20,000 shares and 10,000 shares, respectively, with values of $200,000 and $100,000, respectively. The awards vest in five and four equal annual installments, respectively, beginning on the first anniversary of the date of grant. As of December 31, 2002, with respect to Mr. Blatz’s 20,000 shares, 16,000 shares remain subject to restrictions that lapse on the second (25%), third (25%), fourth (25%), and fifth (25%) anniversaries of the award, thus restrictions have lapsed with respect to 4,000 shares of this award. At December 31, 2002, with respect to Mr. Smith’s 10,000 shares, 7,500 shares are subject to restrictions that lapse on the second (33%), third (33%) and fourth (33%) anniversaries of the award, thus restrictions have lapsed with respect to 2,500 shares of this award. The value of the 2000 restricted stock awards subject to vesting restrictions at December 31, 2002 was $225,000 and $106,000 for Messrs. Blatz and Smith, respectively, based upon the market price, $14.09, for the Common Stock at the last day of the fiscal year. Holders of restricted stock awards are entitled to receive the dividends thereto commencing on the date of grant.

(5)	Mr. Smith became an employee of the Company in October 2000. Compensation in 2001 included relocation expense and temporary housing reimbursements of $13,000.
(6)	Mr. Gaynor resigned his employment with the Company effective June 21, 2002. Amounts listed as All Other Compensation represent amounts paid in connection with Mr. Gaynor’s resignation.

The following tables set forth certain information regarding stock options granted to the Named Executive Officers during 2002:

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants
Name	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/sh)(1)	Expiration Date	Grant Date Present Value ($)(3)
Terry Considine	150,000	(2)	58%	$13.50	2/3/2012	$121,500
Robert G. Blatz	—		—%	—	—	—
Shannon E. Smith	—		—%	—	—	—
Joseph W. Gaynor	—		—%	—	—	—

(1)	The exercise price is equal to the fair market value of the common stock on the date of grant.
(2)	During 2002, Mr. Considine received options constituting nonqualified stock options to purchase 150,000 shares of common stock under the 1998 Stock Incentive Plan.
(3)	The estimated present value at grant date of option grants in 2002 has been calculated using the Black-Scholes option pricing model based on the following assumptions: an estimated time until exercise of 10 years, a volatility of 0.181, a risk-free interest rate of 5.01% and a dividend yield of 7.4%. The real value of these options depends on the actual performance of the Company’s Common Stock during the applicable period and upon when options are exercised. No gain to the optionee is possible without an increase in the share price, which would benefit all shareholders as well.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR END OPTION VALUES

Name	Shares Acquired On Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-end (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-end ($) Exercisable/ Unexercisable(2)
Terry Considine	—	—	550,000/0	$353,000/0
Robert G. Blatz	—	—	40,000/0	$26,000/0
Shannon E. Smith	—	—	13,333/26,667	$56,000/112,000
Joseph W. Gaynor	26,667	$91,000	—	—

(1)	Represents the product of (A) the difference between (i) the closing price of the common stock on the NYSE on the exercise date and (ii) the option exercise price and (B) the number of securities underlying such options.
(2)	The value of unexercised in-the-money options is calculated by multiplying (A) the number of securities underlying such options by (B) the difference between (i) the closing price of the common stock at December 31, 2002 and (ii) the option exercise price.

Compensation of Directors

During 2002 our non-employee directors received a grant of options to acquire 25,000 shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on the date of grant. Such options were immediately exercisable and have a term of 10 years. The Company also paid a fee of $300 for attendance at each meeting of the Board of Directors, and $300 for each meeting of any committee thereof. Compensation for the non-employee directors in 2003 is an annual fee of 2,085 shares of Common Stock, which shares were issued in February 2003, a fee of $300 for attendance at each meeting of the Board of Directors, and a fee of $300 for each meeting of any committee thereof.

Under the 1998 Stock Incentive Plan, all of our non-employee directors are eligible to receive annual grants of market-price options to acquire 2,800 shares of the Company’s common stock on the date of each annual stockholders meeting. These options will be immediately exercisable upon grant and have a term of ten years. The grants may be modified after further review by the Company. In February 2003, at the annual compensation meeting, the Board of Directors voted to not compensate the non-employee directors with stock options.

Compensation Committee Interlocks and Insider Participation

During 2002, Messrs. Benson, Sheets, Moore and Rhodes served on the Compensation Committee. Mr. Considine served as Chairman of the Board and Chief Executive Officer of the Company and Mr. Rhodes served as Vice Chairman of the Board of the Company. Mr. Considine is Chairman of the Board and Chief Executive Officer of Apartment Investment and Management Company (“AIMCO”) and Mr. Rhodes serves on the Board of Directors and on the compensation, audit, and nominating committees of AIMCO.

COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

The four members of the Board of Directors who are not members of management constitute the Compensation Committee. The Compensation Committee determines the compensation of the Chief Executive Officer and the President/Chief Operating Officer; reviews compensation of other corporate officers and senior management; reviews the general compensation and benefit practices of the Company; and administers the Company’s stock option and other stock related plans.

In making its determinations and reviews, the Committee considers various factors: the alignment of management financial awards with shareholder objectives for Total Return (dividend income plus share price appreciation); reasonability of compensation in consideration of all the facts, including Total Return, the size and complexity of the Company, and practices of other real estate investment trusts; and recruitment and retention of the Company’s management.

Compensation of senior management, excluding the Chief Executive Officer, is comprised of Base Compensation, Bonus Compensation and Long Term Incentive Compensation (collectively “Total Compensation”). It is Company policy to set Base Compensation at or below the median paid by comparable companies to executive officers with comparable responsibilities; to utilize Bonus Compensation with a mixture of cash and stock options and/or restricted stock to compensate specific accomplishments and, in combination with Base Compensation, to provide compensation comparable to the median paid to industry peers with comparable responsibilities; and to award Long Term Incentive Compensation (which is a mixture of stock options and restricted stock) at levels dependant upon the Company’s performance. In years when the Company’s financial performance is superior to its peer group, (Manufactured Housing REITs), it is Company policy to set Total Compensation at levels which reward such performance. If Company performance is not superior to the peer group, it is Company policy to maintain aggregate Total Compensation of Senior Management at levels equal to or below the median level of the peer group, balanced by individual performance. The comparable companies reviewed by the Compensation Committee are among those included in the Morgan Stanley REIT Index and peer group indices used in the stock price performance graph on page 15 of this Proxy Statement. Among the factors considered by the Compensation Committee, in addition to Total Return, are various metrics of the Company, measured against the peer group, such as Adjusted Funds from Operations, and the scale of the business. The Chief Executive Officer is paid Base Compensation wholly in Company equity securities, options and/or restricted stock in an amount determined by the Compensation Committee to be appropriate in consideration of all facts and circumstances. The Chief Executive Officer is also eligible for additional compensation as warranted.

Base Compensation.    The Compensation Committee determined 2002 Base Compensation for the Chief Executive Officer and for the President/Chief Operating Officer; reviewed and approved 2002 Base Compensation for Other Senior Management based upon the recommendation of the Chief Executive Officer and President; and considered such 2002 Base Compensation reasonable and in line with Company policy. The Base Compensation amounts for Messrs. Considine and Blatz have been set to be equal or below the median compensation paid to executives with similar responsibilities at comparable companies reviewed by the Compensation Committee.

Bonus and Long Term Incentive Compensation.    In awarding Bonus and Long Term Incentive Compensation for 2002, the Compensation Committee considered, among other things:

▪	Adjusted Funds from Operations and Funds from Operations per share increased to $1.12 and $1.21 respectively, an increase of 5.7% and 6.1% respectively over the prior year’s results. The annual dividend of $1.00 per share was maintained.

▪	American Land Lease’s 2002 Total Return of 15.4% was greater than that of the Morgan Stanley REIT Index, which had a return of 3.6%, and also greater than that of the Manufactured Housing REIT Peer Group, which had a return of 10.2%.

▪	The Company increased its leasing of previously unleased home sites from 184 in 2000 and 236 in 2001, to 307 in 2002.

▪	Same store Net Operating Income growth was 9.3%.

▪	Development of new subdivisions and new facilities at the Company’s Savanna Club and Riverside communities continued.

Reviewing the Company’s accomplishments and financial performance during 2002, the Compensation Committee determined that the company had outperformed in regard to its goals and benchmarks.

Thus, the Compensation Committee approved Total Compensation to Mr. Considine and Mr. Blatz as follows:

Name	Base Compensation	Bonus Compensation	Long Term Incentive Compensation	Total Compensation
Terry Considine	$200,000	$—	$—	$200,000
Robert G. Blatz	$175,000	$290,000	$—	$465,000

Mr. Considine’s Total Compensation was comprised of $190,000 of restricted stock and $10,000 in options to acquire the Company’s stock at $14.39 per share. Mr. Blatz’s Total Compensation was comprised of $250,000 in cash, $205,000 in restricted stock and $10,000 in options to acquire the Company’s stock at $14.39 per share.

The Compensation Committee approved $608,000 in Total Compensation to three other members of Senior Management, consisting of $433,000 in cash and $175,000 in stock options and restricted stock. Restricted stock was valued at $14.39 per share, which is also the exercise price for options granted that day. This was the closing price of the Company’s Common stock on February 4, 2003, the day before the stock and options were awarded. The Compensation Committee valued the options at $0.81 per underlying share, consistent with the approach and using parameters defined in Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation.

The aggregate amount of Total Compensation of $1,015,000, consisting of $450,000 in cash and $565,000 in options and restricted stock, for the Company’s three most highly compensated executive officers is below the average amount paid to the three most highly compensated executive officers of REITs in the manufactured home sector peer group.

Date: March 21, 2003	BRUCE D. BENSON (CHAIRMAN)

TODD W. SHEETS

THOMAS L. RHODES

BRUCE E. MOORE

The above report will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2002 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. A written charter approved by the Board of Directors governs the Audit Committee.

The Audit Committee reviewed with the Company’s management and the Company’s independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles. The Audit Committee has also discussed with the independent auditors the matters required to be discussed pursuant to SAS No. 61, “Codification of Statements on Auditing Standards, Communication with Audit Committees.” In addition, the Audit Committee has received from the independent auditors the written disclosures and letter required by the Independent Standards Board Standard No. 1 relating to independence from the Company and its management, and has considered whether the independent auditor’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Audit Committee meets with independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held eight meetings during fiscal year 2002.

None of the Audit Committee members have a relationship with the Company that might interfere with exercise of his independence from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Date: March 21, 2003	Todd W. Sheets (Chairman)

Bruce D. Benson

Thomas L. Rhodes

The above report will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

PERFORMANCE GRAPH

The following graph compares the change in the cumulative total return of the Company’s Common Stock for the period from December 31, 1997 through December 31, 2002, with (1) the cumulative total return of the Standard & Poor’s 500 Stock Index and (2) a peer group consisting of Chateau Communities, Inc., Sun Communities, Inc. and Manufactured Home Communities, Inc., each a company in the manufactured home community business.

The following graph was prepared based on the following assumptions: (1) an initial investment of $100 was invested at the close of business on December 31, 1997 in (a) Common Stock of the Company; (b) stock of the companies in the Standard & Poor’s 500 Index; and (c) stock of the companies in our peer group index; and (2) All dividends received were reinvested. The stock price performance shown on the following graph is not necessarily indicative of future price performance.

		Period Ending
Index	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
American Land Lease, Inc.	100.00	63.54	59.54	57.69	82.96	95.67
S&P 500	100.00	128.55	155.60	141.42	124.63	96.95
Manufactured Housing Peer Group	100.00	100.24	98.34	119.96	134.15	126.35

This Performance Graph shall not be incorporated into any future filings with the Securities and Exchange Commission.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The table below sets forth, as of April 2003, the number of shares of our common stock beneficially owned by (1) each person known by us to be a beneficial owner of more than 5% of our common stock; (2) all directors, individually, and each executive officer that holds our common stock, individually; and (3) all of our directors and executive officers as a group, which information was furnished in part by each such person.

Name of Beneficial Owner (1)	Number of shares of Common Stock(2)	Percentage of Common Stock Outstanding(3)	Number of partnership Units(4)	Percentage Ownership of the Company(5)
Terry Considine(6)	901,576	12.0%	266,130	13.8%
Thomas L. Rhodes(7)	240,154	3.4%	168,037	5.1%
Bruce E. Moore(8)	342,676	4.7%	25,355	4.5%
Bruce D. Benson(9)	147,482	2.1%	75,160	2.8%
Robert G. Blatz(10)	124,376	1.8%	—	1.6%
Shannon E. Smith(11)	90,600	1.3%	—	1.1%
Todd W. Sheets(12)	60,485	*	—	*
The Wilder Corporation of Delaware	601,891	8.6%	—	7.6%
Third Avenue Management, LLC	499,608	7.2%	—	6.3%
All directors and executive officers as a group (7 persons)	1,907,349	23.3%	534,682	26.8%

*	Denotes ownership of less than 1% of the outstanding shares of the Company’s common stock.
(1)	Includes, where applicable, shares owned by such person’s minor children and spouse and by other related individuals and entities. Unless otherwise indicated, such person has sole voting and investment power as to the shares listed and such person’s address is 29399 U.S. Hwy 19, North, Suite 320, Clearwater, Florida 33761. Excludes units of limited partnership of Asset Investors Operating Partnership (“OP Units”) that are not redeemable within 60 days.
(2)	Excludes shares of Common Stock issuable upon redemption of OP Units.
(3)	Represents the number of shares of Common Stock beneficially owned by each person divided by the total number of shares of Common Stock outstanding. Any shares of Common Stock which may be deemed to be beneficially owned by that person and are deemed outstanding for the purpose of computing the percentage of outstanding shares of Common Stock owned by that person, but not any other person. At March 4, 2003, 6,974,012 shares, excluding OP Units, were outstanding.
(4)	Through wholly owned subsidiaries, the Company acts as general partner of, and, as of March 4, 2003, holds approximately 88% of the interests in the Operating Partnership. After a one-year holding period, OP Units may be tendered for redemption and, upon tender, may be acquired by the Company for shares of Common Stock at an exchange ratio of one share of Common Stock for each OP Unit (subject to adjustment). If all OP Units were acquired by the Company for Common Stock these shares of Common Stock would constitute approximately 11.9% of the then outstanding shares of Common Stock.
(5)	Represents the number of shares of Common Stock beneficially owned, divided by the total number of shares of Common Stock outstanding, assuming that all 941,120 OP Units outstanding at March 4, 2003 are redeemed in exchange for shares of Common Stock (notwithstanding any holding period requirements).
(6)	Includes 25,471 OP Units redeemable within 60 days, and 238,460 shares held by Titahotwo Limited Partnership, RLLLP, a Registered Limited Liability Limited Partnership (“Titahotwo”) in which Mr. Considine serves as a general partner and owns a 1% interest and 79,827 shares held by Considine Family Foundation(“CFF”), a non-profit foundation in which Mr. Considine disclaims any beneficial interest. Includes 550,000 exercisable options held by Titaho Limited Partnership, RLLLP (“Titaho”), a Registered Limited Liability Limited Partnership in which Mr. Considine’s brother is the trustee for the sole general partner and for which Mr. Considine disclaims beneficial ownership.
(7)	Includes 158,400 options exercisable and 168,037 OP Units redeemable within 60 days.
(8)	Includes 8,721 shares held by Brandywine Real Estate Management Services Corporation, an entity in which Mr. Moore owns a 50% interest, 302,800 options exercisable and 25,355 OP Units redeemable within 60 days.
(9)	Includes 70,112 options exercisable and 75,160 OP Units redeemable within 60 days.
(10)	Includes 40,000 options exercisable within 60 days.
(11)	Includes 26,667 options exercisable within 60 days.
(12)	Includes 58,400 options exercisable within 60 days.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table set forth, as of December 31, 2002, the total number of securities to be issued pursuant to outstanding awards under our equity compensation plans, the weighted average exercise price of the outstanding awards, and the number of securities available for future grant under our equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities subject to outstanding options)
Equity compensation plans approved by security holders	1,322,231	$15.46	1,452,186
Equity compensation plans not approved by security holders	-0-	-0-	-0-

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Officer Stock Loans

In previous years, the Company had provided loans to three of its executive officers in an amount equal to the total cash required to purchase common stock in the Company at the then prevailing market prices. These loans have a 10-year maturity, are 25% recourse to the executive officer, bear interest at 7.5% and are secured by the stock acquired with the proceeds from the loan. During the year ended December 31, 2002, an officer who had separated from the Company repaid the balance due in full in accordance with the terms of the loan. As of December 31, 2002, the total balance outstanding on loans made to two officers secured by Company common stock was $848,000 and principal and interest payments made on these obligations during the years ended December 31, 2002 was $552,000 and the loans are current with respect to principal and interest. In compliance with current regulations, the Company will not provide loans to executive officers in the future.

Formation of Taxable REIT Subsidiaries

During 2000, certain subsidiaries of the Company and other entities engaged in activities including activities related to home sales, golf courses, and certain utility operations and received income that would not otherwise have been permitted under the tax rules governing REITs during the year. In order to allow us to maintain our REIT status for federal income tax purposes, Messrs. Considine and Rhodes, directly or indirectly, equally owned the outstanding voting securities issued by these entities. We owned all of the outstanding non-voting common stock of certain of these entities.

H.R. 1180, the Work Incentives Improvement Act of 1999 (the “Act”) was enacted on December 17, 1999 and contained several provisions known as the REIT Modernization Act. Among other provisions, the Act allowed a REIT to own up to 100% of the stock of a Taxable REIT Subsidiary (“TRS”) that can provide services to REIT tenants and others without disqualifying the rents that a REIT receives from its tenants. The Act was effective beginning in 2001. As a result, effective in 2001, the Company elected to treat certain subsidiaries as TRS entities and purchased Messrs. Considine and Rhodes entire interests, which included voting control in certain entities for consideration including cancellation or assumption of amounts due under lease agreements.

We have owned and leased golf courses that, prior to January 1, 2001, we would not otherwise be permitted to operate under the tax rules governing REITs, to CR Golf Course Management, LLC (“CR Golf”), an entity that was owned equally by Messrs. Considine (indirectly) and Rhodes. During 2000, we earned $264,000 on the leases with CR Golf. We purchased Messrs. Considine and Rhodes entire interest for consideration including cancellation of amounts due under lease agreements.

Transactions involving Messrs. Considine and Rhodes

We have owned and leased a recreational vehicle park that, prior to January 1, 2001, we would not otherwise be permitted to operate under the tax rules governing REITs, to AIC RV Management Corp. (“AIC RV Management”), an entity that was owned equally by Messrs. Considine (indirectly) and Rhodes. During 2000 and 1999, AIC RV Management paid us aggregate lease payments of $354,000 and $366,000, respectively.

On December 14, 2000, we sold our interest in the recreational vehicle park to a third party for total consideration of $3,960,000 and recorded a gain on sale of $286,000. We retained an indirect preferred minority position in the acquiring entity totaling $400,000. Our retained interest receives a 10% preferred return, payable monthly. We have a continuing right to put our preferred position to the buyer beginning December 14, 2005. In conjunction with the sale of the recreational vehicle park, we terminated our ground lease with AIC RV Management that originally was scheduled to expire in 2022 and paid a lease termination fee of $186,000 to AIC RV Management.

Transactions involving Messrs. Moore and Gaynor

Brandywine Home Sales Corporation (“Sales Corp.”), an affiliate of Brandywine, provided real estate brokerage services for both new home sales and existing home resales in our communities. During 1999, Sales Corp. received commissions from us, Commercial Assets, or the homeowner, depending on the circumstances. Mr. Moore owned 50% of Homes Corp. during 1999. Homes Corp. received sales commissions during 1999 as follows:

From our communities	$45,000
From Commercial Assets communities	46,000
From homeowners	293,000

Effective January 1, 2000, we acquired, through a subsidiary, substantially all of Homes Corp.’s activities and its inventory of homes located at our communities for (a) $100,000 cash, (b) the assumption of $493,000 in the third-party debt, and (c) the cancellation of $64,000 in loans from us. In order to allow us to maintain our REIT status for federal income tax purposes, Messrs. Considine and Rhodes owned the voting common stock of the subsidiary until January 1, 2001, at which time we acquired the voting stock of Messrs. Considine and Rhodes in conjunction with the effectiveness of the taxable REIT subsidiary legislation discussed above.

During 2002, 2001 and 2000, Brandywine Financial Services Corporation, an affiliate of Brandywine, provided back office support to both our communities and our corporate office located in Florida. Mr. Moore owned 50% of Brandywine Financial Services during 2002, 2001, and 2000. Brandywine Financial Services received fees of $359,000 and $544,000, respectively, for services provided in 2001 and 2000. Pursuant to the company’s consolidation of its offices from Chadds Ford, Pennsylvania and Denver, Colorado to Clearwater, Florida, these functions are now performed out of the Clearwater office and the Brandywine relationship was terminated effective March 30, 2002.

See also “Compensation Committee Interlocks and Insider Participation.”

COMPANY’S RELATIONSHIP WITH INDEPENDENT AUDITORS

Our Board of Directors appointed the firm of Ernst & Young LLP to audit the financial statements of the Company through December 31, 2002. A representative of Ernst & Young LLP is expected to be present at the annual meeting and available to respond to appropriate questions. Ernst & Young LLP has indicated that it will not make a statement, although an opportunity for a statement will be provided.

The aggregate fees billed for services rendered by Ernst & Young LLP during the years ended December 31, 2002 and 2001 are as follows:

Audit Fees

Fees for audit services totaled approximately $160,000 in 2002 and approximately $90,000 in 2001. These amounts include fees associated with the annual audit of the audit of the financial statements of the Company. Fees for audit services also include fees for the reviews of the Company’s quarterly reports on Form 10-Q, registration statements filed with the Securities and Exchange Commission (“SEC”), other SEC filings, and consents.

Audit-Related Fees

Fees for audit-related services totaled approximately $30,000 in 2002 and approximately $108,000 in 2001. Audit-related services principally include due diligence in connection with acquisitions and accounting consultations.

Tax Fees

Fees for tax services, including tax compliance services, tax advice and tax planning totaled approximately $176,000 in 2002 and $242,000 in 2001.

All Other Fees

Fees for all other services not included above totaled approximately $26,000 in 2002 and $0 in 2001, principally consisting of real estate advisory services. There were no fees billed or incurred in 2002 or 2001 related to financial information systems design and implementation. The Audit Committee has considered whether the provision of these other services by Ernst & Young LLP is compatible with maintaining auditor independence.

OTHER MATTERS

We know of no matters to be brought before the annual meeting other than as set forth herein. However, if any such other matters are properly presented to the stockholders for action at the annual meeting and any adjournments or postponements thereof, it is the intention of the proxy holders named in the enclosed proxy to vote in their discretion on all matters on which the shares represented by such proxy are entitled to vote.

STOCKHOLDER PROPOSALS TO BE INCLUDED

IN THE 2003 PROXY STATEMENT

Stockholder proposals to be considered for inclusion in the proxy statement for the 2004 annual meeting of stockholders must be received by us on or before December 15, 2003.

BY ORDER OF THE BOARD OF DIRECTORS,

Terry Considine

Chairman of the Board and

Chief Executive Officer

April 14, 2003

AMERICAN LAND LEASE, INC.

ANNUAL MEETING OF STOCKHOLDERS

MAY 28, 2003

AMERICAN LAND LEASE, INC.

PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 28, 2003.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Item 1.

By signing the proxy, you revoke all prior proxies and appoint Terry Considine, Thomas L. Rhodes and Robert G. Blatz, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements thereof.

See reverse for voting instructions.

AMERICAN LAND LEASE, INC.

ANNUAL MEETING OF STOCKHOLDERS – MAY 28, 2003

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS.

The undersigned hereby appoints Terry Considine, Thomas L. Rhodes and Robert G. Blatz, jointly and severally, proxies with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of American Land Lease, Inc. held of record by the undersigned on April 7, 2003, at the Annual Meeting of Stockholders to be held on May 28, 2003 and any adjournments or postponements thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1

1.	ELECTION OF TODD W. SHEETS AS A CLASS I DIRECTOR. (Check one box only):

☐	FOR nominee listed below:	☐	WITHHOLD authority to
vote for nominee listed
below:

Todd W. Sheets

2.	IN THEIR DISCRETION, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

THE UNDERSIGNED HEREBY REVOKES ALL PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED TO VOTE AT THE ANNUAL MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

DATED , 2003

(Sign Here)

PROXY	(Sign Here, if Held Jointly)

Please sign EXACTLY as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. All joint owners should sign. If a corporation, sign in full corporate name by an authorized officer. If in a partnership, sign in partnership name by an authorized person.